Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the references to our firm in this Registration Statement on Form S-1 for Diamondback Energy, Inc., or the Registration Statement, and to the use of information from, and the inclusion of, our report, dated January 20, 2012, with respect to the estimates of reserves and future net revenues of Windsor Permian LLC as of December 31, 2011 in the Registration Statement. We further consent to the reference to our firm under the heading “Experts” in the Registration Statement and related prospectus.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

February 10, 2012

Houston, Texas